Item 26. Exhibit (d) vi.

Overloan Protection Rider

Rider Part Of This Certificate

This overloan protection rider (the “Rider”) is issued and made part of this Certificate as of the Certificate Issue Date shown in the Certificate Specifications.

This Rider will not affect any rights or obligations under the Certificate or any other Certificate Rider, unless and until this Rider is exercised. See Effect Of Exercising Rider On Certificate And Other Riders, below. The Rider will continue in force until its termination as described below.

Capitalized terms not defined in this Rider shall have the meanings ascribed to them in the Certificate. The Certificate’s provisions apply to this Rider. To the extent provisions contained in this Rider are contrary to or inconsistent with the Certificate’s provisions, the provisions of this Rider will control with respect to this Rider.

Benefits Provided By This Rider

By exercising this Rider, the Certificate will continue as paid-up life insurance when, as a result of Certificate debt, the non-loaned account value is insufficient to cover the Certificate’s monthly charges.

Rider Effective Date

This Rider will be effective (the “Rider Effective Date”) on the next Monthly Calculation Date after:

1.	We have received the Owner’s Written Request to exercise this Rider; and
2.	All other conditions for exercising this Rider have been met.

The conditions for exercising this Rider are discussed below.

Certificate Conditions For Exercising This Rider

This Rider cannot be exercised unless the Certificate meets all of the following conditions (the “Certificate Conditions”):

1.	The Certificate is in force and has reached the 15th Certificate Anniversary Date;

2.	The Insured is at least Attained Age 75;

3.	The account value of the Certificate is at least $100,000;

4.	The non-loaned account value is sufficient to pay the Rider Charge;

5.	The Certificate is issued under the federal Guideline Premium Test under Section 7702 of the Internal Revenue Code of 1986, as amended (the “Code”), and exercise of this Rider will not cause the Certificate to fail the Guideline Premium Test;

EGLOPR-2015                                                              1

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6.	The Certificate is not, and exercise of this Rider will not cause the Certificate to become, a “modified endowment contract” under the Code;

7.	The Certificate debt exceeds a specified percentage of the account value after deduction of the Rider Charge. This percentage is called the “Overloan Trigger Point Percentage” and varies by the Attained Age of the Insured. The Overloan Trigger Point Percentages are shown on the table at the end of this Rider; and

8.	All amounts that may be withdrawn from the Certificate without the imposition of federal income tax must be taken as partial surrenders prior to exercise of the Rider.

Written Request

Notice

To exercise this Rider, once all of the above Certificate Conditions are satisfied, we must receive a Written Request from the Owner directing us to exercise this Rider.

The first time the above Certificate Conditions are met, we will mail to the Owner a written notice of the Owner’s right to exercise this Rider, at which time the Owner may choose to exercise this Rider. Such notice will be mailed 31 days before the end of this Certificate’s Grace Period. If the Certificate meets all of the Certificate Conditions and the Owner does not choose to exercise this Rider, the Owner still has the right to exercise the Rider at a later date as long as the Certificate remains in force and provided that all of the Certificate Conditions are met.

EGLOPR-2015                                                              1

Rider Charge

To exercise this Rider, a one-time Rider charge (the “Rider Charge”) must first be deducted from the Certificate’s account value. The Rider Charge will be equal to (1) multiplied by (2), where:

(1)	is the Certificate’s account value; and
(2)	is a percentage of the account value which varies by the Insured’s Attained Age (the “Rider Charge Percentage”). The Rider Charge Percentages are shown on the table at the end of this Rider.

If the non-loaned account value is insufficient to cover the Rider Charge, the Owner will be required to pay back Certificate Debt in the form of a loan repayment in a sufficient amount such that there is enough non-loaned account value to cover the Rider Charge.

There is no charge for this Rider unless it is exercised. There are no periodic charges for this Rider after it is exercised.

Adjustment Of Death Benefit & Compliance With Section 7702 Of The Internal Revenue Code

When all of the Certificate Conditions are met, and after we receive the Owner’s Written Request to exercise this Rider and the Rider Charge has been deducted, the Certificate’s death benefit will be adjusted in two (2) steps:

EGLOPR-2015                                                              2

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1.	If the Death Benefit Option is not already Death Benefit Option A, it will be changed to Death Benefit Option A; and

2.	The Total Selected Face Amount will equal the Minimum Death Benefit after the Rider Charge is taken.

If this Total Selected Face Amount is not compliant with Section 7702 of the Code, the Owner will not be allowed to exercise this Rider.

If we determine that a current or future distribution will be required to maintain the Certificate’s qualification as life insurance under Section 7702 of the Code, the Owner will not be allowed to exercise this Rider.

Effect Of Exercised Rider On Certificate And Other Riders

Exercising this Rider will affect this Certificate and any other Certificate Riders, as of the Rider Effective Date, as follows:

1.	Interest will continue to accrue on the Certificate Debt at the applicable interest rate under the Certificate;

2.	The loaned account value in the Guaranteed Principal Account will earn interest at the same rate as the loan interest rate;

3.	Any remaining non-loaned account value will be held in the Guaranteed Principal Account and will continue to accrue interest at not less than this Certificate’s guaranteed minimum interest rate for the Guaranteed Principal Account, as shown on the Certification Specifications;

4.	All other Certificate Riders, including without limitation any Accelerated Benefits For Terminal Illness Rider, Accidental Death Benefit Rider, Children’s Level Term Insurance Rider, Spouse Level Term Insurance Rider, and Waiver of Monthly Charges Rider, will be terminated;

5.	No further monthly charges or additional charges will be taken from the account value;

6.	No further Certificate loans may be taken;

7.	No further Certificate changes, account transfers or partial surrenders will be allowed;

8.	No further premium payments or loan repayments will be allowed;

9.	The Total Selected Face Amount will equal the Minimum Death Benefit after the Rider Charge is taken .

10.	The Certificate will be placed in paid-up status; and

11.	The Owner will be notified of the changes to the Certificate.

EGLOPR-2015                                                              3

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Rider Termination

This Rider will terminate when any of the following occurs:

1.	Before this Rider is exercised, we receive a Written Request from the Owner to terminate this Rider. Such termination will be effective on the occurrence of the Monthly Calculation Date on, or that next follows, the date we receive the Written Request; or

2.	The Paid-up Certificate Date; or

EGLOPR-2015                                                             2

3.	Termination of this Certificate for any reason.

This Rider cannot be reinstated once it is terminated.

Overloan Rider Triggers and Rider Charge Percentages

The Overloan Rider Triggers and Rider Charge Percentages vary by the Insured’s Attained Age.

Attained Age	Rider Charge Percentage	Trigger Point Percentage
18 - 74	NA	NA
75	3.71%	96.00%
76	3.57%	96.00%
77	3.45%	96.00%
78	3.31%	96.00%
79	3.33%	96.00%
80	3.19%	96.00%
81	3.13%	96.00%
82	2.99%	97.00%
83	2.87%	97.00%
84	2.73%	97.00%
85	2.61%	97.00%
86	2.47%	97.00%
87	2.33%	97.00%
88	2.17%	97.00%
89	1.95%	98.00%
90	1.71%	98.00%
91	1.54%	98.00%
92	1.36%	98.00%
93	1.19%	98.00%
94	1.02%	98.00%
95	0.85%	99.00%
96	0.67%	99.00%
97	0.50%	99.00%
98	0.33%	99.00%
99	0.33%	99.00%
100+	NA	NA

EGLOPR-2015                                                             4

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MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

/s/ Roger W. Crandall	/s/ Pia Flanagan

President	Secretary

EGLOPR-2015                                                             5

EGLOPR-2015                                                              3